Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
April 26, 2017

Thank you Theis and good morning everyone.

My comments this morning will be brief since very little has changed since our last conference call. Trinity’s first quarter financial results were in line with our expectations. They reflect the decline in production volume for railcars and barges that we discussed during our last conference call. Demand conditions remain weak and there continues to be an oversupply of railcars and barges in the North American market. These businesses are making adjustments to their production levels and continue to prepare for the possibility of extended downturns. At the same time, our rail and barge businesses are staying flexible so they can respond when opportunities resurface. I am pleased with the way our people are confronting the challenges associated with today’s business environment.

Demand for the majority of our other manufactured products is continuing to be impacted by the uncertainties associated with the U.S. economy and the political landscape. A unique mixture of uncertainty and optimism in the majority of the end markets our businesses serve remains prevalent. Most of our customers are placing product orders for replacement needs and projects already underway. They appear optimistic regarding the potential opportunities that could surface if a major infrastructure spending program is approved by Congress.

During the 1st quarter, our railcar leasing business continued to generate strong operating earnings. We plan to grow our owned and managed lease fleet this year. We remain flexible with respect to the volume of railcars with leases we will sell to investors this year.

During business downturns, we typically make investments to enhance our positions in the future. During the recent upcycle, our manufacturing businesses ran at an aggressive pace and we identified some areas for improvement. As an example, we are currently making investments to upgrade a number of core technologies that support Trinity’s manufacturing businesses. Down cycles are ideal times for this type of infrastructure improvement. These projects provide an effective way to preserve and utilize some of our talent until business volumes increase.

Overall, I am pleased with our Company’s ability to make prompt and orderly transitions when market conditions shift. Our industrial manufacturing, construction aggregates and railcar leasing businesses strive to do their best in every market environment, and constantly work at strengthening their competitive positions. We remain positioned to capitalize on opportunities to enhance shareholder value.

I will now turn it over to Bill for his remarks.